N-SAR Item 77Q(3) Exhibit
Because the electronic format of
filing Form N-SAR does not provide
 adequate space for responding to Items
 72DD, 73A, 74U and 74V correctly,
 the correct answers are as follows:


Evergreen Adjustable Rate Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		9,835,759	0.33		30,865,706	9.00
Class B		4,049,661	0.27		10,055,185	9.00
Class C		10,883,212	0.27		40,057,200	9.00
Class I		25,166,093	0.36		53,715,506	9.00
Class IS	3,214,475	0.33		9,496,753	9.00


Evergreen Short Intermediate Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		853,087	0.19		3,988,523	4.67
Class B		90,148  	0.16		557,717	4.67
Class C		289,161	0.16		2,032,477	4.67
Class I		10,030,124	0.20		10,974,207	4.67
Class IS	279,194	0.19		1,250,286	4.67